UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 12, 2009
Natural Resource Partners L.P.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	001-31465 (Commission File Number)	35-2164875 (IRS Employer Identification No.)
601 Jefferson, Suite 3600
Houston, Texas 77002
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (713) 751-7507
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 12, 2009, Great Northern Properties Limited Partnership (“GNP”), entered into a lease agreement with Ark Land Company, a subsidiary of Arch Coal, Inc., relating to approximately 731 million tons of coal reserves in the Otter Creek area in south central Montana. GNP is a party to the First Amended and Restated Omnibus Agreement, dated as of April 22, 2009, which would otherwise require GNP to offer to sell these reserves to Natural Resource Partners L.P. (the “Partnership”). However, immediately prior to the execution of this lease, each of the Partnership, GNP, Western Pocahontas Properties Limited Partnership, New Gauley Coal Corporation, Robertson Coal Management LLC, GP Natural Resource Partners LLC, NRP (GP) LP, and NRP (Operating) LLC signed a Waiver Agreement, dated November 12, 2009. The Waiver Agreement provides that because of the long time frame of five to ten years for the reserves to be developed, it is in the best interest of the Partnership to temporarily waive the Partnership’s rights under the First Amended and Restated Omnibus Agreement until such time as significant production has commenced on the Otter Creek property. The Waiver Agreement only applies to the Otter Creek reserves, and was reviewed and approved by the Conflicts Committee of the Partnership.
     A copy of the Waiver Agreement i s filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the press release announcing the transaction is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION
10.1	Waiver Agreement, dated November 12, 2009, by and among Natural Resource Partners L.P., Great Northern Properties Limited Partnership, Western Pocahontas Properties Limited Partnership, New Gauley Coal Corporation, Robertson Coal Management LLC, GP Natural Resource Partners LLC, NRP (GP) LP, and NRP (Operating) LLC.

99.1	Press Release dated November 13, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Resource Partners L.P.

By:	NRP (GP) LP, its general partner

By:	GP Natural Resource Partners LLC, its general partner

By:	/s/ Wyatt Hogan

	Name:	Wyatt Hogan
	Title:	Vice President and General Counsel
November 13, 2009